Exhibit 99.2


                 Greenwich Capital Financial Products, Inc.
                           600 Steamboat Road
                    Greenwich, Connecticut  06830


                                                       July 6, 2005


Fleetwood Enterprises, Inc.
2150 West 18th Street
Houston, Texas 77008

              Re:  Guaranty - Tangible Net Worth and Leverage Tests

Ladies and Gentlemen:

     Reference is hereby made to the Guaranty, dated as of December 30, 2003, made by FLEETWOOD ENTERPRISES, INC. (the Guarantor") in favor of GREENWICH CAPITAL FINANCIAL PRODUCTS, INC. (the "Lender"), as amended (the "Guaranty"). Capitalized terms used but not defined herein shall have the meanings set forth in the Guaranty.

     Pursuant to the Guaranty, the Guarantor has agreed that it shall not permit (i) the ratio of its Total Indebtedness to Tangible Net Worth at any time to be greater than 3.5:1 (the "Leverage Covenant") and (ii) its Tangible Net Worth to be less than the sum of (a) $110,000,000 plus (b) an amount equal to 50% of the aggregate positive quarterly Net Income (without deduction for quarterly losses) (the "TNW Covenant"; and together with the Leverage Covenant, the "Covenants").

     The Lender hereby acknowledges that the Guarantor will not be in compliance with the Covenants when the Guarantor reports its financial results for the Guarantor's fiscal year ending on April 24, 2005, nor for each of the two fiscal months of May and June 2005. With regard to such failures, the Lender hereby waives its right pursuant to Section 16(a) of the Guaranty to declare an Event of Default under the Guaranty and hereby agrees that such failure during such period shall not be deemed to be a breach of any representations, warranties or financial covenant in the Guaranty.

     Additionally, effective as of the date hereof, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the Lender and the Guarantor hereby agree to amend the Guaranty as follows:

     (a) Section 3(b)(i) of the Guaranty is hereby deleted in its entirety and replaced with the following:

          "(i) Maintenance of Tangible Net Worth. The Tangible Net Worth of the Guarantor, on a consolidated basis and on any given day, shall be equal to or greater than the sum of (i) $10,000,000 plus (ii) an amount equal to 50% of the aggregate positive quarterly Net Income (without deduction for quarterly losses) commencing with Net Income for the quarter beginning in April, 2005;"

     (b) Section 3(b)(ii) of the Guaranty is hereby deleted in its entirety.

     (c)   The Guaranty is hereby amended by adding the following after
Section 26 of the Guaranty:

           "27. Additional Fee. The Guarantor shall pay Lender a fee equal to one percent (1%) of the Maximum Credit on or before August 15, 2005; provided that, such fee shall be fully creditable towards any Termination Fee payable by the Borrower pursuant to
     Section 3.06 of the Agreement."

     The parties hereto acknowledge and agree that subject to the provisions of this waiver letter, the provisions of the Guaranty remain in full force and effect and that the execution of this waiver letter by the Lender does not operate as a waiver of any of its rights, powers, or privileges under the Guaranty or under any of the other Loan Documents, including without limitation any future breaches of, or Defaults or Events of Default under, the Guaranty, including any based on the failure by the Guarantor to maintain the Covenants.

     This waiver letter constitutes the entire agreement relating to the subject matter hereof between the parties hereto and supersedes any prior oral or written agreement between the parties hereto.

     This waiver letter shall be construed in accordance with the laws of the State of New York and the obligations, rights, and remedies of the parties hereunder shall be determined in accordance with such laws without regard to conflict of laws doctrine applied in such state (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

     This waiver letter may be executed in any number of counterparts, each of which (including any copy hereof delivered by facsimile) shall constitute one and the same original instrument, and either party hereto may execute this waiver letter by signing any such counterpart.

     Please confirm that the foregoing specifies the terms of our agreement by signing and returning the enclosed copy of this waiver letter to Greenwich Capital Financial Products, Inc., at 600 Steamboat Road, Greenwich, Connecticut 06830, Attention: Tony Palmisano.

                                       Very truly yours,

                                       GREENWICH CAPITAL FINANCIAL
                                       PRODUCTS, INC.


                                       By:  /s/ Jon Stapleton
                                       Name:   Jon Stapleton
                                       Title:    V.P.


Acknowledged and Agreed:

FLEETWOOD ENTERPRISES, INC.


By:   /s/ Leonard J. McGill
Name:  Leonard J. McGill
Title:  SVP, General Counsel